Morgan Stanley	May 2014 Preliminary Terms No. 1,397 Registration Statement No. 333-178081 Dated April 30, 2014 Filed pursuant to Rule 433

STRUCTURED INVESTMENTS
Opportunities in Commodities

Trigger PLUS Based on the Performance of a Basket of Seven Commodities due December    , 2014
Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities
The Trigger PLUS offered are unsecured obligations of Morgan Stanley, will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the accompanying prospectus supplement for PLUS and prospectus, as supplemented or modified by this document.  At maturity, if the basket has appreciated in value, investors will receive the stated principal amount of their investment plus leveraged upside performance of the basket.  If the basket has remained unchanged or depreciated in value but the basket performance factor is greater than or equal to the trigger level, investors will receive the stated principal amount of their investment.  However, if the basket has depreciated in value so that the basket performance factor is less than the trigger level, investors will lose a significant portion or all of their investment, resulting in a 1% loss for every 1% decline in the value of the basket over the term of the Trigger PLUS.  This amount will be less than 90% of the stated principal amount and could be zero.  There is no minimum payment at maturity on the Trigger PLUS.  Accordingly, you could lose your entire initial investment in the Trigger PLUS.  The Trigger PLUS are for investors who seek exposure to a basket of seven commodities and who are willing to risk their principal and forgo current income in exchange for the upside leverage feature and the limited protection against loss that applies only if the basket performance factor is greater than or equal to the trigger level.  The Trigger PLUS are notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.

All payments are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations, you could lose some or all of your investment.  These Trigger PLUS are not secured obligations, and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

SUMMARY TERMS
Issuer:	Morgan Stanley
Issue price:	$1,000 per Trigger PLUS (see “Commissions and issue price” below)
Stated principal amount:	$1,000 per Trigger PLUS
Pricing date:	May , 2014
Original issue date:	June , 2014 (3 business days after the pricing date)
Maturity date:	December , 2014
Aggregate principal amount:	$
Basket:	Basket commodity	Bloomberg ticker symbol*	Weighting
	Copper	LOCADY	14.2857%
	Cotton	CT1	14.2857%
	RBOB gasoline (“gasoline”)	XB1	14.2857%
	Live cattle	LC1	14.2857%
	Palladium	PLDMLNPM	14.2857%
	Soybeans	S 1	14.2857%
	West Texas Intermediate light sweet crude oil (“WTI crude oil”)	CL1	14.2857%
* Bloomberg ticker symbols are being provided for reference purposes only.  The initial basket commodity prices and the final basket commodity prices will be determined based on the values published by the relevant exchange, and, notwithstanding the Bloomberg ticker symbols provided for reference purposes above, such prices may be based on the second nearby month futures contract, as further described under “Commodity price” on page 2.

Payment at maturity:
▪ If the basket performance factor is greater than 100%:
$1,000 + leveraged upside payment
▪ If the basket performance factor is less than or equal to 100%, but the basket performance factor is greater than or equal to the trigger level:
$1,000
▪ If the basket performance factor is less than the trigger level:
$1,000 x basket performance factor
This amount will be less than $900 and could be zero.  There is no minimum payment at maturity on the Trigger PLUS.  Accordingly, you could lose your entire initial investment in the Trigger PLUS.

Leveraged upside payment:	$1,000 x leverage factor x basket percent increase
Leverage factor:	150%
Basket percent increase:	The sum of the products of, with respect to each basket commodity: [(final basket commodity price – initial basket commodity price) / initial basket commodity price] x weighting
Trigger level:	90%
Basket performance factor:	The sum of the products of, with respect to each basket commodity: (final basket commodity price / initial basket commodity price) x weighting
Valuation date:	In respect of each basket commodity, November , 2014, subject to adjustment for a non-trading day or a market disruption event in respect of the applicable basket commodity.
Interest:	None
CUSIP / ISIN:	61762GBM5 / US61762GBM50
Listing:	The Trigger PLUS will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information concerning plan of distribution; conflicts of interest.”
Estimated value on the pricing date:	Approximately $966.20 per Trigger PLUS, or within $15.00 of that estimate. See “Investment Summary” on page 3.
	Terms continued on the following page
Commissions and issue price:	Price to public(1)	Agent’s commissions(1)(2)	Proceeds to issuer(3)
Per Trigger PLUS	$1,000	$15	$985
Total	$	$	$

(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of Trigger PLUS purchased by that investor.  The lowest price payable by an investor is $995 per Trigger PLUS.  Please see “Syndicate Information” on page 27 for further details.

(2)
Selected dealers, including Morgan Stanley Wealth Management (an affiliate of the agent), and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $15 for each Trigger PLUS they sell.  See “Supplemental information concerning plan of distribution; conflicts of interest.”  For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

(3)	See “Use of proceeds and hedging” on page 23.

The Trigger PLUS involve risks not associated with an investment in ordinary debt securities.  See “Risk Factors” beginning on page 9.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying prospectus supplement and prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The Trigger PLUS are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.  Please also see “Additional Information About the Trigger PLUS” at the end of this document.

Prospectus Supplement for PLUS dated August 17, 2012          Prospectus dated November 21, 2011

Morgan Stanley

Trigger PLUS Based on the Performance of a Basket of Seven Commodities due December    , 2014
Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Terms continued from previous page:
Commodity price:
For any trading day:
Copper: the official cash offer price per tonne of Copper Grade A on the London Metal Exchange (“LME”) for the spot market, stated in U.S. dollars, as determined by the LME on such date.
Cotton: the official settlement price per pound of deliverable-grade cotton No. 2 on the ICE Futures U.S. (“ICE”) of the first nearby month futures contract (or, in the case of any trading day after the date of the last trade of the options contract (if there is more than one options contract, then the options contract with the latest date) pertaining to the first nearby month futures contract, the second nearby month futures contract), stated in U.S. cents, as made public by ICE on such date.
Gasoline: the official settlement price per gallon of New York Harbor reformulated gasoline blendstock for oxygen blending on the NYMEX Division, or its successor, of the New York Mercantile Exchange, Inc. (the “NYMEX Division”) of the first nearby month futures contract, stated in U.S. dollars, as made public by the NYMEX Division on such date, provided that if such date falls on the last trading day of such futures contract (all pursuant to the rules of the NYMEX Division), then the second nearby month futures contract on such date.
Live cattle: the official settlement price per pound of deliverable-grade live steers on the Chicago Mercantile Exchange (“CME”) of the first nearby month futures contract (or, in the case of any trading day after the date of the last trade of the options contract (if there is more than one options contract, then the options contract with the latest date) pertaining to the first nearby month futures contract, the second nearby month futures contract), stated in U.S. cents, as made public by CME on such date.
Palladium: the afternoon palladium fixing price per troy ounce gross of palladium for delivery in Zurich through a member of the London Platinum and Palladium Market (“LPPM”) authorized to effect such delivery, stated in U.S. dollars, as calculated and published by the LPPM on such date.
Soybeans:  the official settlement price per bushel of deliverable-grade soybeans on the Chicago Board of Trade (“CBOT”) of the first nearby month futures contract (or, in the case of any trading day after the date of the last trade of the options contract (if there is more than one options contract, then the options contract with the latest date) pertaining to the first nearby month futures contract, the second nearby month futures contract), stated in U.S. cents, as made public by CBOT on such date.
WTI crude oil: the official settlement price per barrel of WTI crude oil on the NYMEX Division of the first nearby month futures contract, stated in U.S. dollars, as made public by the NYMEX Division on such date, provided that if such date falls on the last trading day of such futures contract (all pursuant to the rules of the NYMEX Division), then the second nearby month futures contract on such date.

Relevant exchange:	Copper: LME Cotton: ICE Gasoline: NYMEX Division Live cattle: CME Palladium: LPPM Soybeans: CBOT WTI crude oil: NYMEX Division
Initial basket commodity price
The commodity price for the applicable basket commodity on the pricing date, subject to adjustment for each basket commodity individually in the event of a market disruption event or a non-trading day.
If any initial basket commodity price for any basket commodity as finally made available by the relevant exchange differs from any initial basket commodity price specified in the pricing supplement, we will include the definitive initial basket commodity price in an amended pricing supplement.

Final basket commodity price:
The commodity price for the applicable basket commodity on the valuation date, subject to adjustment for each basket commodity individually in the event of a market disruption event or a non-trading day.

Morgan Stanley

Trigger PLUS Based on the Performance of a Basket of Seven Commodities due December    , 2014
Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Investment Summary

Trigger Performance Leveraged Upside Securities
Principal at Risk Securities

The Trigger PLUS Based on the Performance of a Basket of Seven Commodities due December    , 2014 (the “Trigger PLUS”) can be used:

▪	To gain access to the basket commodities and provide diversification of underlying asset class exposure

▪	As an alternative to direct exposure to the basket commodities that enhances returns for any positive performance of the basket

▪	To enhance returns and potentially outperform the basket in a bullish scenario

▪	To achieve similar levels of upside exposure to the basket as a direct investment while using fewer dollars by taking advantage of the leverage factor

▪
To provide limited protection against a loss of principal in the event of a decline of the basket as of the valuation date but only if the basket performance factor is greater than or equal to the trigger level

The Trigger PLUS are exposed on a 1:1 basis to the negative performance of the basket if the basket performance factor is less than the trigger level.

Maturity:	Approximately 6 months
Leverage factor:	150% (applicable only if the basket performance factor is greater than 100%)
Trigger level:	90%
Maximum payment at maturity:	None
Minimum payment at maturity:	None. You could lose your entire initial investment in the Trigger PLUS.
Basket weighting:	14.2857% for each basket commodity
Interest:	None

The original issue price of each Trigger PLUS is $1,000.  This price includes costs associated with issuing, selling, structuring and hedging the Trigger PLUS, which are borne by you, and, consequently, the estimated value of the Trigger PLUS on the pricing date will be less than $1,000.  We estimate that the value of each Trigger PLUS on the pricing date will be approximately $966.20, or within $15.00 of that estimate.  Our estimate of the value of the Trigger PLUS as determined on the pricing date will be set forth in the final pricing supplement.

What goes into the estimated value on the pricing date?

In valuing the Trigger PLUS on the pricing date, we take into account that the Trigger PLUS comprise both a debt component and a performance-based component linked to the basket commodities.  The estimated value of the Trigger PLUS is determined using our own pricing and valuation models, market inputs and assumptions relating to the basket commodities, instruments based on the basket commodities, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the Trigger PLUS?

In determining the economic terms of the Trigger PLUS, including the leverage factor and the trigger level, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us.  If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the Trigger PLUS would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the Trigger PLUS?

The price at which MS & Co. purchases the Trigger PLUS in the secondary market, absent changes in market conditions, including those related to the basket commodities, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors.  However, because the costs associated with issuing, selling, structuring and hedging the Trigger PLUS are not fully deducted upon issuance, for a period of up to 3 months following the issue date, to the extent that MS & Co. may buy or sell the Trigger PLUS in the secondary market, absent changes in market conditions, including those related to the basket commodities, and to our secondary market credit spreads, it would do so based on values higher than the estimated value.  We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the Trigger PLUS and, if it once chooses to make a market, may cease doing so at any time.

May 2014	Page 3

Morgan Stanley

Trigger PLUS Based on the Performance of a Basket of Seven Commodities due December    , 2014
Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Key Investment Rationale

Trigger PLUS offer leveraged exposure to a wide variety of assets and asset classes, including equities, commodities and currencies.  These investments allow investors to capture enhanced returns relative to the underlyer’s actual positive performance.  In these Trigger PLUS, investors are exposed to the performance of a basket of seven commodities.  In these Trigger PLUS, investors forgo current income in exchange for the upside leverage feature and the limited protection against loss that applies only if the basket performance factor is greater than or equal to the trigger level.  At maturity, if the basket has appreciated in value, investors will receive the stated principal amount of their investment plus leveraged upside performance of the basket.  If the basket has remained unchanged or depreciated in value but the basket performance factor is greater than or equal to the trigger level, investors will receive the stated principal amount of their investment.  However, if the basket has depreciated in value so that the basket performance factor is less than the trigger level, investors will lose a significant portion or all of their investment, resulting in a 1% loss for every 1% decline in the value of the basket over the term of the Trigger PLUS.  This amount will be less than 90% of the stated principal amount and could be zero.  There is no minimum payment at maturity on the Trigger PLUS.  Accordingly, you could lose your entire initial investment in the Trigger PLUS.

Access
The Trigger PLUS offer exposure to an equally-weighted basket composed of copper, cotton, gasoline, live cattle, palladium, soybeans and WTI crude oil, allowing for diversification of underlying asset class exposure from traditional fixed income/U.S. equity investments.

Leveraged Performance
The Trigger PLUS offer investors an opportunity to capture enhanced returns relative to a direct investment in the basket for any positive performance.  There is no limitation on the appreciation potential.

Trigger Feature	Even if the basket declines in value, at maturity, the Trigger PLUS redeem for the stated principal amount, but only if the basket performance factor is greater than or equal to the trigger level.
Upside Scenario	The basket increases in value and, at maturity, the Trigger PLUS redeem for the stated principal amount of $1,000 plus 150% of the increase in the value of the basket.
Par Scenario	The basket declines in value but the basket performance factor is greater than or equal to the trigger level. At maturity, the Trigger PLUS redeem for the stated principal amount.
Downside Scenario
The basket declines in value and the basket performance factor is less than the trigger level and, at maturity, the Trigger PLUS redeem for less than the stated principal amount by an amount that is proportionate to the percentage decrease in the value of the basket.  There is no minimum payment at maturity on the Trigger PLUS.  Accordingly, you could lose your entire initial investment in the Trigger PLUS.

May 2014	Page 4

Morgan Stanley

Trigger PLUS Based on the Performance of a Basket of Seven Commodities due December    , 2014
Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

How the Trigger PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the Trigger PLUS based on the following terms:

Stated principal amount:	$1,000 per Trigger PLUS
Leverage factor:	150%
Trigger level:	90%
Maximum payment at maturity:	None
Minimum payment at maturity:	None. You could lose your entire initial investment in the Trigger PLUS.

Trigger PLUS Payoff Diagram

How it works

▪
Upside Scenario.  If the basket performance factor is greater than 100%, investors would receive the $1,000 stated principal amount plus 150% of the appreciation of the basket over the term of the Trigger PLUS.

▪	For example, if the basket appreciates 10%, the investor would receive a 15% return, or $1,150 per Trigger PLUS.

▪	Par Scenario. If the basket performance factor is less than or equal to 100% but is greater than or equal to the trigger level, investors would receive the $1,000 stated principal amount.

▪
Downside Scenario.  If the basket performance factor is less than the trigger level, investors would receive a payment at maturity that is less than the stated principal amount by an amount that is proportionate to the percentage decrease in the value of the basket.  There is no minimum payment at maturity on the Trigger PLUS.

▪
For example, if the basket performance factor is 60%, meaning the basket has declined in value by 40%, the investor would lose 40% of the investor’s principal and receive only $600 per Trigger PLUS at maturity, or 60% of the stated principal amount.

May 2014	Page 5

Morgan Stanley

Trigger PLUS Based on the Performance of a Basket of Seven Commodities due December    , 2014
Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Calculation of Payment at Maturity

Basket Percent Increase Example
Below is an example of how to calculate the payment at maturity if the basket has appreciated.  This example is based on the leverage factor of 150% and the hypothetical data in the table below.  The initial and final basket commodity prices below are hypothetical and do not reflect the actual initial or final basket commodity prices.  The numbers appearing below may have been rounded for ease of analysis.

Basket commodity	Weight in Basket	Hypothetical Initial basket commodity price	Hypothetical Final basket commodity price	Percentage Change
Copper	14.2857%	$7,000	$7,210	+3%
Cotton	14.2857%	100¢	104¢	+4%
Gasoline	14.2857%	$3.00	$3.24	+8%
Live cattle	14.2857%	140¢	154¢	+10%
Palladium	14.2857%	$700	$707	+1%
Soybeans	14.2857%	1,300¢	1,313¢	+1%
WTI crude oil	14.2857%	$100	$101	+1%

Basket Percent Increase = sum of the products of (x) the final basket commodity price for each basket commodity minus the initial basket commodity price for such basket commodity divided by the initial basket commodity price of such basket commodity and (y) the basket commodity weighting for such basket commodity:

[(final copper price – initial copper price) / initial copper price]  x  14.2857%; plus
[(final cotton price – initial cotton price) / initial cotton price]  x  14.2857%; plus
[(final gasoline price – initial gasoline price) / initial gasoline price]  x  14.2857%; plus
[(final live cattle price – initial live cattle price) / initial live cattle price]  x  14.2857%; plus
[(final palladium price – initial palladium price) / initial palladium price]  x  14.2857%; plus
[(final soybeans price – initial soybeans price) / initial soybeans price]  x  14.2857%; plus
[(final WTI crude oil price – initial WTI crude oil price) / initial WTI crude oil price]  x  14.2857%

So, using the final basket commodity prices above:

copper =  [($7,210 - $7,000) / $7,000] x 14.2857%  = 0.428571%; plus cotton =  [(104¢ - 100¢) / 100¢] x 14.2857%  = 0.571428%; plus gasoline =  [($3.24 – $3.00) / $3.00] x 14.2857%  = 1.142856%; plus live cattle =  [(154¢ – 140¢) / 140¢] x 14.2857%  = 1.428570%; plus palladium =  [($707 – $700) / $700] x 14.2857%  = 0.142857%; plus soybeans  =  [(1,313¢ – 1,300¢) / 1,300¢] x 14.2857%  = 0.142857%; plus
WTI crude oil =  [($101 - $100 / $100] x 14.2857%  = 0.142857%

which equals
basket percentage increase   =   4%

The payment at maturity will equal $1,000 plus the leveraged upside payment.  The leveraged upside payment will equal (i) $1,000 times (ii) the basket percent increase times (iii) the leverage factor, or:

$1,000   x   4%   x   150%   =   $60

The payment at maturity will equal $1,000 plus the leveraged upside payment, or:

$1,000   +   $60   =   $1,060

May 2014	Page 6

Morgan Stanley

Trigger PLUS Based on the Performance of a Basket of Seven Commodities due December    , 2014
Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Par Example

If the basket performance factor is less than or equal to 100% but is greater than or equal to the trigger level, investors would receive the $1,000 stated principal amount.

Basket Performance Factor Example

Below is an example of how to calculate the payment at maturity if the basket performance factor is 100% or less based on the hypothetical data in the table below.  The initial and final basket commodity prices below are hypothetical and do not reflect the actual initial or final basket commodity prices.  The numbers appearing below may have been rounded for ease of analysis.

The basket performance factor is less than 100%

Basket commodity	Weight in Basket	Hypothetical Initial basket commodity price	Hypothetical Final basket commodity price	Percentage Change
Copper	14.2857%	$7,000	$70	-99%
Cotton	14.2857%	100¢	60¢	-40%
Gasoline	14.2857%	$3.00	$0.60	-80%
Live cattle	14.2857%	140¢	154¢	+10%
Palladium	14.2857%	$700	$714	+2%
Soybeans	14.2857%	1,300¢	1,430¢	+10%
WTI crude oil	14.2857%	$100	$122	+22%

Basket Performance Factor = sum of the products of (x) the final basket commodity price for each basket commodity divided by the initial basket commodity price of such basket commodity and (y) the basket commodity weighting for such basket commodity:

(final copper price / initial copper price)  x  14.2857%; plus
(final cotton price / initial cotton price)  x  14.2857%; plus
(final gasoline price / initial gasoline price)  x  14.2857%; plus
(final live cattle price / initial live cattle price)  x  14.2857%; plus
(final palladium price / initial palladium price)  x  14.2857%; plus
(final soybeans price / initial soybeans price)  x  14.2857%; plus
(final WTI crude oil price / initial WTI crude oil price)  x  14.2857%

So, using the final basket commodity prices above:

copper =  ($70 / $7,000) x 14.2857%  = 0.142857%; plus
cotton =  (60¢ / 100¢) x 14.2857%  = 8.571420%; plus
gasoline =  ($0.60 / $3.00)  x 14.2857%  = 2.857140%; plus
live cattle =  (154¢ / 140¢) x 14.2857%  = 15.714270%; plus
palladium =  ($714 / $700) x 14.2857%  = 14.571414%; plus
soybeans  =  (1,430¢ / 1,300¢) x 14.2857%  = 15.714270%; plus
WTI crude oil =  ($122 / $100) x 14.2857%  = 17.428554%

which equals
basket performance factor   =   75%

In the above example, the final basket commodity prices of all the basket commodities except for copper, cotton and gasoline are each higher than their respective initial basket commodity prices, but the final basket commodity prices of copper, cotton and gasoline are lower than their respective initial basket commodity prices.  Accordingly, although the final basket commodity prices of approximately 57.14% of the basket commodities (by weight) have increased in value over their respective initial basket commodity prices, the final basket commodity prices of the other approximately 42.86% (by weight) of the basket have

May 2014	Page 7

Morgan Stanley

Trigger PLUS Based on the Performance of a Basket of Seven Commodities due December    , 2014
Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

declined and, because they have declined significantly, their declines more than offset the increases in the other basket commodities and, consequently, the basket performance factor is less than 100%.  Since the basket has declined in value such that the basket performance factor is less than the trigger level in this example, the payment at maturity per Trigger PLUS will equal $1,000 times the basket performance factor; or

($1,000     x     75%)    =      $750

The payment at maturity per Trigger PLUS will be $750, which is less than the stated principal amount by an amount that is proportionate to the percentage decline in the basket.

May 2014	Page 8

Morgan Stanley

Trigger PLUS Based on the Performance of a Basket of Seven Commodities due December    , 2014
Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the Trigger PLUS.  For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying prospectus supplement for Commodity PLUS and prospectus.  We also urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the Trigger PLUS.

▪
The Trigger PLUS do not pay interest or guarantee return of principal.  The terms of the Trigger PLUS differ from those of ordinary debt securities in that the Trigger PLUS do not pay interest or guarantee payment of the principal amount at maturity.  If the basket performance factor is less than the trigger level of 90%, you will receive for each Trigger PLUS that you hold a payment at maturity that is at least 10% less than the stated principal amount of each Trigger PLUS and this decrease will be by an amount proportionate to the decline in the basket value from its initial value. There is no minimum payment at maturity on the Trigger PLUS.  Accordingly, you could lose your entire initial investment in the Trigger PLUS.  See “How the Trigger PLUS Work” on page 5 above.

▪
The market price of the Trigger PLUS may be influenced by many unpredictable factors.  Several factors, many of which are beyond our control, will influence the value of the Trigger PLUS in the secondary market and the price at which we or certain of our affiliates, including Morgan Stanley & Co. LLC (“MS & Co.”), may be willing to purchase or sell the Trigger PLUS in the secondary market, including: the price of each of the basket commodities at any time and, in particular, on the valuation date, the volatility (frequency and magnitude of changes in value) of each of the basket commodities, interest and yield rates in the market, geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the basket commodities or commodities markets in general and which may affect the final basket commodity prices of the basket commodities, trends of supply and demand for the basket commodities, as well as the effects of speculation or any government activity that could affect the commodities markets, the time remaining until the Trigger PLUS mature and any actual or anticipated changes in our credit ratings or credit spreads. In addition, the commodities markets are subject to temporary distortions or other disruptions due to various factors, including lack of liquidity, participation of speculators and government intervention.  As a result, the market value of the Trigger PLUS will vary and may be less than the original issue price at any time prior to maturity and sale of the Trigger PLUS prior to maturity may result in a loss.

▪
The Trigger PLUS are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the Trigger PLUS.  You are dependent on Morgan Stanley’s ability to pay all amounts due, if any, on the Trigger PLUS at maturity and therefore you are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations under the Trigger PLUS, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the Trigger PLUS prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the Trigger PLUS.

▪
Changes in the price of one or more of the basket commodities may offset each other.  Price movements in the basket commodities may not correlate with each other.  At a time when the price of one basket commodity increases, the price of the other basket commodities may not increase as much, or may even decline.  Therefore, in calculating the performance of the basket commodities on the valuation date, increases in the price of one basket commodity may be moderated, or wholly offset, by lesser increases or declines in the price of the other basket commodities.

▪
Specific commodities’ prices are volatile and are affected by numerous factors specific to each market.  Investments, such as the Trigger PLUS, linked to the prices of commodities, such as the basket commodities, are subject to sharp fluctuations in the prices of commodities over short periods of time for a variety of factors, including the principal factors set out below:

Copper.  Demand for copper is significantly influenced by the level of global industrial economic activity.  Industrial sectors which are particularly important to demand for copper include the electrical and construction sectors.  In recent years demand has been supported by strong consumption from newly industrializing countries due to their copper-intensive economic growth and infrastructure development.  An additional, but highly volatile, component of demand is adjustments to inventory in response to changes in economic activity and/or pricing levels.  There are substitutes for copper in various applications.  Their availability and price will also affect demand for copper.  The

May 2014	Page 9

Morgan Stanley

Trigger PLUS Based on the Performance of a Basket of Seven Commodities due December    , 2014
Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

main sources of copper are mines in Latin America and Eastern Europe and copper is refined mainly in Latin America, Australia and Asia.  The supply of copper is also affected by current and previous price levels, which will influence investment decisions in new smelters.  In previous years, copper supply has been affected by strikes, financial problems and terrorist activity.  It is not possible to predict the aggregate effect of all or any combination of these factors.

Cotton.  The price of cotton is affected by governmental programs and policies regarding agriculture, including cotton, specifically, and trade, fiscal and monetary issues, more generally.  Extrinsic factors also affect cotton prices such as weather, crop yields, natural disasters, technological developments, wars and political and civil upheavals.

Gasoline.  RBOB gasoline is a wholesale non-oxygenated blendstock traded in the New York Harbor barge market that is ready for the addition of 10% ethanol at the truck rack. The level of demand for non-oxygenated gasoline is primarily influenced by the level of global industrial activity.  In addition, the demand has seasonal variations, which occur during the “driving seasons” usually considered the summer months in North America and Europe.  Further, as RBOB gasoline is derived from crude oil, the price of crude oil also influences the price of RBOB gasoline.

Live cattle.  Live cattle refers to cattle that have reached the requisite weight for slaughter in the United States.  Futures and options contracts on live cattle (in each case, with a contract size of 40,000 pounds) are traded on the Chicago Mercantile Exchange.  Live cattle is a “non-storable” commodity, which means that the cattle can be kept in their “finished condition” ( that is, ready for slaughter) for only a limited period of time.  As live cattle reach market weights, they must be sold or suffer discounts.  As a result, live cattle may experience greater price volatility than “storable” commodities.  Live cattle prices are primarily affected by the U.S. domestic demand for and supply of live cattle, but are also influenced by speculative actions and by currency exchange rates.  Live cattle are primarily sourced from within the United States, but some live cattle are transported from Mexico and Canada and the United States is the largest consumer of the live cattle.  In addition, prices for live cattle are affected by governmental programs and policies regarding livestock, as well as general trade, fiscal and exchange control policies.  Extrinsic factors such as drought, floods, general weather conditions, disease (e.g., Bovine Spongiform Encephalopathy, or Mad Cow Disease), availability of and prices for livestock feed, availability of grazing land and natural disasters will also affect live cattle prices.  Demand for livestock commodities such as live cattle has generally increased with worldwide growth and prosperity and global or U.S.-specific recessions will likely adversely affect demand for, and consequently the prices of, live cattle.

Palladium.  The price of palladium has fluctuated widely over the past several years. Because the palladium supply is both limited and concentrated, any disruptions in the supply of palladium tend to have a disproportionate effect on the price of palladium. Key factors that may influence prices are the mining policies and production costs in the most important palladium-producing countries, in particular, Russia, South Africa, the United States and Canada (which together account for over 90% of production), the size and availability of palladium stockpiles, global supply and demand as well as the level of economic activity of the main consuming countries.  Investments in exchange-traded notes and funds linked to the price of palladium may also have an impact on palladium prices.  The possibility of large-scale distress sales of palladium in times of crisis may also have a short-term negative impact on the price of palladium.  For example, the 2008 financial crisis resulted in significantly depressed prices of palladium largely due to sales from institutional investors such as hedge funds and pension funds.  Palladium is used in a variety of industries, in particular the automotive industry. Demand for palladium from the automotive industry, which uses palladium in catalytic converters, accounts for more than 50% of the industrial use of palladium, and a decline in the global automotive industry may impact the price of palladium. Palladium is also used in the electronics, dental and jewelry industries.

Soybeans.  Demand for soybeans is in part linked to the development of agricultural, industrial and energy uses for soybeans.  In addition, prices for soybeans are affected by governmental programs and policies regarding agriculture and trade specifically, and fiscal and monetary issues, more generally.  Soybean prices are also affected by extrinsic factors such as weather, crop yields, natural disasters, pestilence, technological developments, wars and political and civil upheavals.  Soy biodiesel, animal agriculture, vegetable oil, edible soybean oil and new industrial uses are examples of major areas that may impact worldwide soybean demand.  In addition, substitution of other commodities for soybeans could also impact the price of soybeans.  The supply of soybeans is particularly sensitive to weather patterns such as floods, drought and freezing conditions, planting

May 2014	Page 10

Morgan Stanley

Trigger PLUS Based on the Performance of a Basket of Seven Commodities due December    , 2014
Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

decisions and the price of fuel, seeds and fertilizers.  In addition, technological advances and scientific developments could lead to increases in worldwide production of soybeans and corresponding decreases in the price of soybeans.  The United States, Argentina and Brazil are the three largest suppliers of soybean crops.

WTI crude oil.  Demand for refined petroleum products by consumers, as well as by the agricultural, manufacturing and transportation industries, affects the price of crude oil.  Crude oil’s end-use as a refined product is often as transport fuel, industrial fuel and in-home heating fuel.  Potential for substitution in most areas exists, although considerations including relative cost often limit substitution levels.  Because the precursors of demand for petroleum products are linked to economic activity, demand will tend to reflect economic conditions.  Demand is also influenced by government regulations, such as environmental or consumption policies.  In addition to general economic activity and demand, prices for crude oil are affected by political events, labor activity, developments in production technology such as fracking and, in particular, direct government intervention (such as embargos) or supply disruptions in major oil producing regions of the world.  Such events tend to affect oil prices worldwide, regardless of the location of the event.  Supply for crude oil may increase or decrease depending on many factors.  These include production decisions by the Organization of the Petroleum Exporting Countries and other crude oil producers.  In the event of sudden disruptions in the supplies of oil, such as those caused by war, natural events, accidents or acts of terrorism, prices of oil futures contracts could become extremely volatile and unpredictable.  Also, sudden and dramatic changes in the futures market may occur, for example, upon a cessation of hostilities that may exist in countries producing oil, the introduction of new or previously withheld supplies into the market or the introduction of substitute products or commodities.  WTI crude oil is also subject to the risk that it has demonstrated a lack of correlation with world crude oil prices due to structural differences between the U.S. market for crude oil and the international market for crude oil.  As a result, the price of WTI crude oil may be more volatile than world crude oil prices generally.  See “Basket Overview.”

▪
Suspensions or disruptions of market trading in commodity and related futures markets may adversely affect the price of the Trigger PLUS.  The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention.  In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices which may occur during a single business day.  These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.”  Once the limit price has been reached in a particular contract, no trades may be made at a different price.  Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices.  These circumstances could adversely affect the prices of some of the basket commodities and, therefore, the value of the Trigger PLUS.

▪
There are risks relating to the trading of metals on the London Metal Exchange.  The official cash offer prices of copper is determined by reference to the per unit U.S. dollar cash offer prices of contracts traded on the London Metal Exchange, which we refer to as the LME.  The LME is a principals’ market which operates in a manner more closely analogous to the over-the-counter physical commodity markets than regulated futures markets. For example, there are no daily price limits on the LME, which would otherwise restrict the extent of daily fluctuations in the prices of LME contracts.  In a declining market, therefore, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days.  In addition, a contract may be entered into on the LME calling for delivery on any day from one day to three months following the date of such contract and for monthly delivery in any of the next 16 to 24 months (depending on the commodity) following such third month, in contrast to trading on futures exchanges, which call for delivery in stated delivery months.  As a result, there may be a greater risk of a concentration of positions in LME contracts on particular delivery dates, which in turn could cause temporary aberrations in the prices of LME contracts for certain delivery dates.  If such aberrations occur on any valuation date, the per unit U.S. dollar cash offer prices used to determine the official cash offer price of copper, and consequently, your payment at maturity, if any, could be adversely affected.

▪
There are risks relating to trading of metals on the London Platinum and Palladium Market.  Palladium is traded on the London Platinum and Palladium Market, which we refer to as the LPPM.  The price of palladium will be determined by reference to the fixing prices reported by the LPPM.  The LPPM is a self-regulatory association of bullion market participants.  Although all market-making members of the LPPM are supervised by the Bank of England and are required to satisfy a capital adequacy test, the LPPM itself is not a regulated entity.  If the LPPM should cease operations, or if bullion trading should become subject to a value added tax or other tax or any other form of regulation currently not in place, the role of LPPM price fixings as a global benchmark for the value of

May 2014	Page 11

Morgan Stanley

Trigger PLUS Based on the Performance of a Basket of Seven Commodities due December    , 2014
Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

palladium may be adversely affected.  The LPPM is a principals’ market which operates in a manner more closely analogous to over-the-counter physical commodity markets than regulated futures markets, and certain features of U.S. futures contracts are not present in the context of LPPM trading.  For example, there are no daily price limits on the LPPM, which would otherwise restrict fluctuations in the prices of LPPM contracts.  In a declining market, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days.

▪
An investment linked to commodity futures contracts is not equivalent to an investment linked to the spot prices of physical commodities.  The Trigger PLUS have returns based on the change in price of futures contracts on some of the basket commodities, not the change in the spot prices of actual physical commodities to which such futures contracts relate.  The price of a futures contract reflects the expected value of the commodity upon delivery in the future, whereas the price of a physical commodity reflects the value of such commodity upon immediate delivery, which is referred to as the spot price.  Several factors can result in differences between the price of a commodity futures contract and the spot price of a commodity, including the cost of storing such commodity for the length of the futures contract, interest costs related to financing the purchase of such commodity and expectations of supply and demand for such commodity.  While the changes in the price of a futures contract are usually correlated with the changes in the spot price, such correlation is not exact.  In some cases, the performance of a commodity futures contract can deviate significantly from the spot price performance of the related underlying commodity, especially over longer periods of time.  Accordingly, investments linked to the return of commodities futures contracts may underperform similar investments that reflect the spot price return on physical commodities.

▪
The amount payable on the Trigger PLUS is not linked to the commodity prices at any time other than the valuation date.  The final basket commodity prices will be based on the commodity prices on the valuation date, subject to adjustment for non-trading days and certain market disruption events.  Even if the basket appreciates prior to the valuation date but then drops by the valuation date so that the basket performance factor is less than 90%, the payment at maturity will be less, and may be significantly less, than it would have been had the payment at maturity been linked to the basket commodity price priors to such drop.  Although the actual commodity prices on the stated maturity date or at other times during the term of the Trigger PLUS may be higher than the final basket commodity prices, the payment at maturity will be based solely on the commodity prices on the valuation date.

▪
Investing in the Trigger PLUS is not equivalent to investing directly in the basket commodities or in futures contracts or forward contracts on the basket commodities.  Investing in the Trigger PLUS is not equivalent to investing directly in any of the basket commodities or in futures contracts or forward contracts on any of the basket commodities.  By purchasing the Trigger PLUS, you do not purchase any entitlement to any of the basket commodities or futures contracts or forward contracts on any of the basket commodities. Further, by purchasing the Trigger PLUS, you are taking credit risk of Morgan Stanley and not to any counter-party to futures contracts and forward contracts on any of the basket commodities.

▪
The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us.  Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the Trigger PLUS in the original issue price reduce the economic terms of the Trigger PLUS, cause the estimated value of the Trigger PLUS to be less than the original issue price and will adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the Trigger PLUS in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the Trigger PLUS in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the Trigger PLUS less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the Trigger PLUS are not fully deducted upon issuance, for a period of up to 3 months following the issue date, to the extent that MS & Co. may buy or sell the Trigger PLUS in the secondary market, absent changes in market conditions, including those related to the basket commodities, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

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Morgan Stanley

Trigger PLUS Based on the Performance of a Basket of Seven Commodities due December    , 2014
Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

▪
The estimated value of the Trigger PLUS is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price.  These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect.  As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the Trigger PLUS than those generated by others, including other dealers in the market, if they attempted to value the Trigger PLUS.  In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your Trigger PLUS in the secondary market (if any exists) at any time.  The value of your Trigger PLUS at any time after the date of this pricing supplement will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions.  See also “The market price will be influenced by many unpredictable factors” above.

▪
The Trigger PLUS will not be listed on any securities exchange and secondary trading may be limited.  The Trigger PLUS will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the Trigger PLUS.  MS & Co. may, but is not obligated to, make a market in the Trigger PLUS and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the Trigger PLUS, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the Trigger PLUS.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Trigger PLUS easily.  Since other broker-dealers may not participate significantly in the secondary market for the Trigger PLUS, the price at which you may be able to trade your Trigger PLUS is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were to cease making a market in the Trigger PLUS, it is likely that there would be no secondary market for the Trigger PLUS.  Accordingly, you should be willing to hold your Trigger PLUS to maturity.

▪
The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the Trigger PLUS.  As calculation agent, Morgan Stanley Capital Group Inc. (“MSCG”) will determine the initial basket commodity price and final basket commodity price of each basket commodity, the trigger level, the basket performance factor or the basket percent increase, as applicable, and calculate the amount of cash you will receive at maturity, if any.  Determinations made by MSCG in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the calculation of any settlement price in the event of a market disruption event, may affect the payout to you at maturity, if any.  In addition, MS & Co. has determined the estimated value of the Trigger PLUS on the pricing date.

▪
Legal and regulatory changes could adversely affect the return on and value of the Trigger PLUS.  Futures contracts and options on futures contracts, including those related to the basket commodities, are subject to extensive statutes, regulations, and margin requirements.  The Commodity Futures Trading Commission, commonly referred to as the “CFTC,” and the exchanges on which such futures contracts trade, are authorized to take extraordinary actions in the event of a market emergency, including, for example, the retroactive implementation of speculative position limits or higher margin requirements, the establishment of daily limits and the suspension of trading.  Furthermore, certain exchanges have regulations that limit the amount of fluctuations in futures contract prices that may occur during a single five-minute trading period.  These limits could adversely affect the market prices of relevant futures and options contracts and forward contracts.  The regulation of commodity transactions in the U.S. is subject to ongoing modification by government and judicial action.  In addition, various non-U.S. governments have expressed concern regarding the disruptive effects of speculative trading in the commodity markets and the need to regulate the derivative markets in general.  The effect on the value of the Trigger PLUS of any future regulatory change is impossible to predict, but could be substantial and adverse to the interests of holders of the Trigger PLUS.

For example, the Dodd-Frank Act, which was enacted on July 21, 2010, requires the CFTC to establish limits on the amount of positions that may be held by any person in certain commodity futures contracts and swaps, futures and options that are economically equivalent to such contracts.  While the effects of these or other regulatory developments are difficult to predict, when adopted, such rules may have the effect of making the markets for commodities, commodity futures contracts, options on futures contracts and other related derivatives more volatile and over time potentially less liquid. Such restrictions may force market participants, including us and our affiliates, or such market participants may decide, to sell their positions in such futures contracts and other instruments subject to the limits. If this broad market selling were to occur, it would likely lead to declines, possibly significant declines, in

May 2014	Page 13

Morgan Stanley

Trigger PLUS Based on the Performance of a Basket of Seven Commodities due December    , 2014
Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

commodity prices, in the price of such commodity futures contracts or instruments and potentially, the value of the Trigger PLUS.

▪
Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the Trigger PLUS.  One or more of our subsidiaries and/or third-party dealers expect to carry out hedging activities related to the Trigger PLUS (and possibly to other instruments linked to the basket commodities), including trading in the basket commodities, futures and options contracts on the basket commodities as well as other instruments related to such basket commodities.  Some of our subsidiaries also trade in the basket commodities, futures contracts on the basket commodities and other financial instruments related to the basket commodities on a regular basis as part of their general commodity trading, proprietary trading and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial basket commodity prices of the basket commodities and, therefore, the trigger level and, as a result, could increase the prices at which the basket commodities must close on the valuation date so that you do not suffer a loss on your initial investment in the Trigger PLUS.  Additionally, such hedging or trading activities during the term of the Trigger PLUS, including on the valuation date, could adversely affect the prices of the basket commodities on the valuation date, and, accordingly, the amount of cash you will receive at maturity, if any.

▪
The U.S. federal income tax consequences of an investment in the Trigger PLUS are uncertain.  Please read the discussion under “Additional provisions―Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for PLUS (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the Trigger PLUS.  If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment, the timing and character of income on the Trigger PLUS might differ significantly from the tax treatment described in the Tax Disclosure Sections.  For example, under one possible treatment, the IRS could seek to recharacterize the Trigger PLUS as short-term debt instruments.  In that event, you might be required to accrue ordinary income over the term of the Trigger PLUS, and any gain you recognize upon sale, exchange, or settlement of the Trigger PLUS might be characterized as ordinary income.  Because the Trigger PLUS provides for the return of principal except where the basket performance factor is below the trigger level, the risk that a Trigger PLUS would be recharacterized, for U.S. federal income tax purposes, as a debt instrument giving rise to ordinary income, rather than as an open transaction, is higher than with other commodity-linked securities that do not contain similar provisions.  We do not plan to request a ruling from the IRS regarding the tax treatment of the Trigger PLUS, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.  In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Trigger PLUS, possibly with retroactive effect.

Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Trigger PLUS, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

May 2014	Page 14

Morgan Stanley

Trigger PLUS Based on the Performance of a Basket of Seven Commodities due December    , 2014
Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Basket Overview

The basket is a weighted basket composed of seven commodities.

Basket commodity information as of April 27, 2014
	Bloomberg Ticker Symbol*	Current Price	52 Weeks Ago	52 Week High	52 Week Low	Weighting
Copper (in U.S. dollars)	LOCADY	$6,785.50	$7,054.50	$7,480.00 (on 5/22/2013)	$6,434.50 (on 3/20/2014)	14.2857%
Cotton (in U.S. cents)	CT1	92.25¢	82.25¢	94.11¢ (on 3/25/2014)	74.79¢ (on 11/21/2013)	14.2857%
Gasoline (in U.S. dollars)	XB1	$3.08	$2.83	$3.13 (on 7/16/2013)	$2.50 (on 11/7/2013)	14.2857%
Live cattle (in U.S. cents)	LC1	145.00¢	127.85¢	151.95¢ (on 3/2/2014)	118.15¢ (on 6/28/2013)	14.2857%
Palladium (in U.S. dollars)	PLDMLNPM	$805.00	$681.00	$813.00 (on 4/14/2014)	$643.00 (on 6/27/2013)	14.2857%
Soybeans (in U.S. cents)	S 1	1,498.00¢	1,430.75¢	1,613.25¢ (on 7/9/2013)	1,259.25¢ (on 11/5/2013)	14.2857%
WTI crude oil (in U.S. dollars)	CL1	$100.60	$93.00	$110.53 (on 9/8/2013)	$91.03 (5/1/2013)	14.2857%
* Bloomberg ticker symbols are being provided for reference purposes only.  The initial basket commodity prices and the final basket commodity prices will be determined based on the values published by the relevant exchange, and, notwithstanding the Bloomberg ticker symbols provided for reference purposes above, such prices may be based on the second nearby month futures contract, as further described under “Commodity price” on page 2.

The following graph is calculated to show the performance of the basket during the period from January 1, 2009 through April 27, 2014 assuming the basket commodities are weighted as set out above and illustrates the effect of the offset and/or correlation among the basket commodities during such period.  The graph does not take into account the leverage factor on the Trigger PLUS, nor does it attempt to show your expected return on an investment in the Trigger PLUS.  You cannot predict the future performance of any basket commodity or of the basket as a whole, or whether increases in the price of any basket commodity will be offset by decreases in the prices of the other basket commodities.  The historical price performance of the basket and the degree of correlation between the price trends of the basket commodities (or lack thereof) should not be taken as an indication of its future performance.

Historical Basket Performance January 1, 2009 through April 27, 2014

May 2014	Page 15

Morgan Stanley

Trigger PLUS Based on the Performance of a Basket of Seven Commodities due December    , 2014
Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

The following graphs set forth the official daily prices, for each of the basket commodities for each quarter in the period from January 1, 2009 through April 27, 2014.  The related tables set forth the published high and low, as well as end-of-quarter, prices for each respective basket commodity for the same period.  The commodity prices on April 27, 2014 were, in the case of copper, $6,785.50, in the case of cotton, 92.25¢, in the case of gasoline, $3.08, in the case of live cattle, 145¢, in the case of palladium, $805, in the case of soybeans, 1,498¢ and in the case of WTI crude oil $100.60.  We obtained the information in the tables and graphs from Bloomberg Financial Markets, without independent verification.  The historical prices and historical performance of the basket commodities should not be taken as an indication of future performance.  We cannot give you any assurance that the basket will appreciate over the term of the Trigger PLUS so that you do not suffer a loss on your initial investment in the Trigger PLUS.

Daily Official Cash Offer Prices of Copper January 1, 2009 through April 27, 2014

Copper (in U.S. dollars)	High	Low	Period End
2009
First Quarter	4,078.00	2,902.00	4,035.00
Second Quarter	5,266.00	3,963.50	5,108.00
Third Quarter	6,490.50	4,821.00	6,136.00
Fourth Quarter	7,346.00	5,856.00	7,346.00
2010
First Quarter	7,830.00	6,242.00	7,830.00
Second Quarter	7,950.50	6,091.00	6,515.00
Third Quarter	8,053.50	6,354.00	8,053.50
Fourth Quarter	9,739.50	8,085.50	9,739.50
2011
First Quarter	10,148.00	8,980.00	9,399.50
Second Quarter	9,823.00	8,536.50	9,301.00
Third Quarter	9,827.00	6,975.50	7,131.50
Fourth Quarter	8,040.00	6,785.00	7,554.00
2012
First Quarter	8,658.00	7,471.00	8,480.00
Second Quarter	8,575.50	7,251.50	7,604.50
Third Quarter	8,400.50	7,327.00	8,267.50
Fourth Quarter	8,340.00	7,540.50	7,915.00
2013
First Quarter	8,242.50	7,539.00	7,582.50
Second Quarter	7,582.50	6,637.50	6,750.50
Third Quarter	7,340.50	6,719.00	7,290.50
Fourth Quarter	7,394.50	6,939.00	7,394.50
2014
First Quarter	7,439.50	6,434.50	6,636.00
Second Quarter (through April 27, 2014)	6,785.50	6,600.00	6,785.50

May 2014	Page 16

Morgan Stanley

Trigger PLUS Based on the Performance of a Basket of Seven Commodities due December    , 2014
Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Daily Official Settlement Prices of Cotton January 1, 2009 through April 27, 2014

Cotton (in U.S. cents)	High	Low	Period End
2009
First Quarter	52.07	40.01	46.47
Second Quarter	60.54	46.15	53.30
Third Quarter	63.18	54.71	61.34
Fourth Quarter	76.25	59.26	75.60
2010
First Quarter	83.44	66.62	80.55
Second Quarter	84.72	77.06	82.60
Third Quarter	108.14	77.16	104.18
Fourth Quarter	159.12	99.78	144.81
2011
First Quarter	215.15	140.6	200.23
Second Quarter	208.22	144.3	159.79
Third Quarter	161.41	97.09	98.71
Fourth Quarter	104.37	85.12	91.80
2012
First Quarter	99.37	87.14	93.52
Second Quarter	93.52	66.89	72.16
Third Quarter	76.48	69.10	69.15
Fourth Quarter	77.86	69.26	75.14
2013
First Quarter	92.50	74.79	88.46
Second Quarter	91.72	79.36	82.71
Third Quarter	93.40	82.40	86.11
Fourth Quarter	85.83	74.79	84.64
2014
First Quarter	94.11	82.59	93.52
Second Quarter (through April 27, 2014)	92.95	89.02	92.95

May 2014	Page 17

Morgan Stanley

Trigger PLUS Based on the Performance of a Basket of Seven Commodities due December    , 2014
Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Daily Official Settlement Prices of Gasoline January 1, 2009 through April 27, 2014

Gasoline (in U.S. dollars)	High	Low	Period End
2009
First Quarter	1.53	1.01	1.40
Second Quarter	2.07	1.37	1.90
Third Quarter	2.07	1.62	1.73
Fourth Quarter	2.07	1.72	2.05
2010
First Quarter	2.31	1.89	2.31
Second Quarter	2.44	1.93	2.06
Third Quarter	2.19	1.85	2.04
Fourth Quarter	2.45	2.04	2.45
2011
First Quarter	3.11	2.34	3.11
Second Quarter	3.46	2.78	3.03
Third Quarter	3.15	2.55	2.63
Fourth Quarter	2.82	2.45	2.69
2012
First Quarter	3.42	2.69	3.39
Second Quarter	3.40	2.55	2.73
Third Quarter	3.34	2.62	3.34
Fourth Quarter	2.96	2.57	2.81
2013
First Quarter	3.20	2.71	3.11
Second Quarter	3.10	2.72	2.75
Third Quarter	3.13	2.62	2.63
Fourth Quarter	2.82	2.50	2.79
2014
First Quarter	3.02	2.59	2.91
Second Quarter (through April 27, 2014)	3.09	2.86	3.08

May 2014	Page 18

Morgan Stanley

Trigger PLUS Based on the Performance of a Basket of Seven Commodities due December    , 2014
Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Daily Official Settlement Prices of Live Cattle January 1, 2009 through April 27, 2014

Live cattle (in U.S. cents)	High	Low	Period End
2009
First Quarter	88.55	79.93	83.93
Second Quarter	88.55	79.28	82.53
Third Quarter	87.55	82.68	85.60
Fourth Quarter	86.60	79.10	86.00
2010
First Quarter	97.98	85.05	96.55
Second Quarter	99.93	89.30	91.25
Third Quarter	99.73	89.48	96.70
Fourth Quarter	107.90	94.85	107.90
2011
First Quarter	121.55	106.18	121.55
Second Quarter	122.38	102.15	112.75
Third Quarter	122.15	109.60	122.15
Fourth Quarter	124.50	117.90	122.90
2012
First Quarter	130.95	119.95	120.45
Second Quarter	121.60	112.88	116.55
Third Quarter	127.70	115.48	122.08
Fourth Quarter	129.90	122.33	129.90
2013
First Quarter	133.85	124.95	128.90
Second Quarter	128.75	118.15	118.15
Third Quarter	128.25	120.55	127.85
Fourth Quarter	134.50	127.25	134.50
2014
First Quarter	151.95	134.50	145.85
Second Quarter (through April 27, 2014)	145.75	143.03	145.00

May 2014	Page 19

Morgan Stanley

Trigger PLUS Based on the Performance of a Basket of Seven Commodities due December    , 2014
Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Daily Official Fixing Prices of Palladium January 1, 2009 through April 27, 2014

Palladium (in U.S. dollars)	High	Low	Period End
2009
First Quarter	222.00	179.00	215.00
Second Quarter	261.50	212.00	249.00
Third Quarter	304.00	232.00	294.00
Fourth Quarter	393.00	292.00	393.00
2010
First Quarter	479.00	393.00	479.00
Second Quarter	571.00	419.00	446.00
Third Quarter	573.00	429.00	573.00
Fourth Quarter	797.00	565.00	797.00
2011
First Quarter	858.00	700.00	766.00
Second Quarter	810.00	713.00	761.00
Third Quarter	842.00	614.00	614.00
Fourth Quarter	681.00	549.00	630.00
2012
First Quarter	722.00	616.00	651.00
Second Quarter	681.00	576.00	578.00
Third Quarter	702.00	565.00	642.00
Fourth Quarter	704.00	593.00	704.00
2013
First Quarter	774.00	673.00	770.00
Second Quarter	773.00	643.00	643.00
Third Quarter	762.00	669.00	726.00
Fourth Quarter	758.00	697.00	716.00
2014
First Quarter	792.50	702.00	778.00
Second Quarter (through April 27, 2014)	813.00	775.00	805.00

May 2014	Page 20

Morgan Stanley

Trigger PLUS Based on the Performance of a Basket of Seven Commodities due December    , 2014
Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Daily Official Settlement Prices of Soybeans January 1, 2009 through April 27, 2014

Soybeans (in U.S. cents)	High	Low	Period End
2009
First Quarter	1,037.50	848.50	952.00
Second Quarter	1,267.00	952.00	1,226.25
Third Quarter	1,258.50	913.50	927.00
Fourth Quarter	1,060.50	885.00	1,039.75
2010
First Quarter	1,052.25	908.00	941.00
Second Quarter	1,004.25	930.50	948.50
Third Quarter	1,128.50	953.50	1,106.75
Fourth Quarter	1,393.75	1,054.00	1,393.75
2011
First Quarter	1,451.00	1,270.00	1,410.25
Second Quarter	1,414.50	1,306.25	1,306.25
Third Quarter	1,449.00	1,179.00	1,179.00
Fourth Quarter	1,270.00	1,100.00	1,198.50
2012
First Quarter	1,403.00	1,160.00	1,403.00
Second Quarter	1,512.75	1,340.00	1,512.75
Third Quarter	1,771.00	1,512.75	1,601.00
Fourth Quarter	1,570.50	1,383.25	1,418.75
2013
First Quarter	1,514.75	1,389.00	1,404.75
Second Quarter	1,564.50	1,361.75	1,564.50
Third Quarter	1,613.25	1,282.75	1,282.75
Fourth Quarter	1,346.50	1,259.25	1,312.50
2014
First Quarter	1,464.00	1,269.25	1,464.00
Second Quarter (through April 27, 2014)	1,518.75	1,462.25	1,498.00

May 2014	Page 21

Morgan Stanley

Trigger PLUS Based on the Performance of a Basket of Seven Commodities due December    , 2014
Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Daily Official Settlement Prices of WTI Crude Oil January 1, 2009 through April 27, 2014

WTI crude oil (in U.S. dollars)	High	Low	Period End
2009
First Quarter	54.34	33.98	49.66
Second Quarter	72.68	45.88	69.89
Third Quarter	74.37	59.52	70.61
Fourth Quarter	81.37	69.51	79.36
2010
First Quarter	83.76	71.19	83.76
Second Quarter	86.84	68.01	75.63
Third Quarter	82.55	71.63	79.97
Fourth Quarter	91.51	79.49	91.38
2011
First Quarter	106.72	84.32	106.72
Second Quarter	113.93	90.61	95.42
Third Quarter	99.87	79.20	79.20
Fourth Quarter	102.59	75.67	98.83
2012
First Quarter	109.77	96.36	103.02
Second Quarter	106.16	77.69	84.96
Third Quarter	99.00	83.75	92.19
Fourth Quarter	92.48	84.44	91.82
2013
First Quarter	97.94	90.12	97.23
Second Quarter	98.44	86.68	96.56
Third Quarter	110.53	97.99	102.33
Fourth Quarter	104.10	92.30	98.42
2014
First Quarter	104.92	91.66	101.58
Second Quarter (through April 27, 2014)	104.37	99.62	100.60

May 2014	Page 22

Morgan Stanley

Trigger PLUS Based on the Performance of a Basket of Seven Commodities due December    , 2014
Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Additional Information About the Trigger PLUS
Please read this information in conjunction with the summary terms on the front cover of this document.
Additional provisions:
Bull market or bear market PLUS:	Bull market PLUS
Postponement of maturity date:
If, due to a market disruption event or otherwise, the valuation date for any basket commodity is postponed so that it falls less than two business days prior to the scheduled maturity date, the maturity date will be postponed to the second business day following the date by which the final basket commodity price for all basket commodities has been determined.

Denominations:	$1,000 per Trigger PLUS and integral multiples thereof
Minimum ticketing size:	$1,000 / 1 Trigger PLUS
Tax considerations:
Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Trigger PLUS due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP, under current law, and based on current market conditions, a Trigger PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Assuming this treatment of the Trigger PLUS is respected and subject to the discussion in “United States Federal Taxation” in the accompanying prospectus supplement for PLUS, the following U.S. federal income tax consequences should result based on current law:

▪ A U.S. Holder should not be required to recognize taxable income over the term of the Trigger PLUS prior to settlement, other than pursuant to a sale or exchange.

▪  Upon sale, exchange or settlement of the Trigger PLUS, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the Trigger PLUS.  Such gain or loss should be short-term capital gain or loss.

In 2007, the U.S. Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Trigger PLUS, possibly with retroactive effect.

Both U.S. and non-U.S. investors considering an investment in the Trigger PLUS should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for PLUS and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Trigger PLUS, including possible alternative treatments, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.  Additionally, any consequences resulting from the Medicare tax on investment income are not discussed in this document or the accompanying prospectus supplement for PLUS.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying prospectus supplement for PLUS, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the Trigger PLUS.

Trustee:	The Bank of New York Mellon
Calculation agent:	MSCG and its successors
Use of proceeds and hedging:
The proceeds we receive from the sale of the Trigger PLUS will be used for general corporate purposes.  We will receive, in aggregate, $1,000 per Trigger PLUS issued, because, when we enter into hedging transactions in order to meet our obligations under the Trigger PLUS, our hedging counterparty will reimburse the cost of the agent’s commissions.  The costs of the Trigger PLUS borne by you and described on page 3 above comprise the agent’s commissions and the cost of issuing, structuring and

May 2014	Page 23

Morgan Stanley

Trigger PLUS Based on the Performance of a Basket of Seven Commodities due December    , 2014
Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

hedging the Trigger PLUS.

On or prior to the pricing date, we will hedge our anticipated exposure in connection with the Trigger PLUS, by entering into hedging transactions with our subsidiaries and/or third party dealers.  We expect our hedging counterparties to take positions in any of the basket commodities, in futures or options contracts on any of the basket commodities listed on major securities markets or positions in any other available securities or instruments that they may wish to use in connection with such hedging.  Such purchase activity could increase the initial basket commodity prices of the basket commodities and, therefore, the trigger level and, as a result, could increase the prices at which the basket commodities must close on the valuation date so that investors do not suffer a loss on their initial investment in the Trigger PLUS.  Additionally, such hedging or trading activities during the term of the Trigger PLUS, including on the valuation date, could potentially affect whether the value of the basket on the valuation date is below the trigger level and, accordingly, the amount of cash you will receive at maturity, if any.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying prospectus supplement for Commodity PLUS.

Benefit plan investor considerations:
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Trigger PLUS.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Trigger PLUS are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Trigger PLUS are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Trigger PLUS.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption).  There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the Trigger PLUS.

Because we may be considered a party in interest with respect to many Plans, the Trigger PLUS may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the Trigger PLUS will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the Trigger PLUS that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such Trigger PLUS on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

May 2014	Page 24

Morgan Stanley

Trigger PLUS Based on the Performance of a Basket of Seven Commodities due December    , 2014
Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Trigger PLUS on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

The Trigger PLUS are contractual financial instruments.  The financial exposure provided by the Trigger PLUS is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the Trigger PLUS.  The Trigger PLUS have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the Trigger PLUS.

Each purchaser or holder of any Trigger PLUS acknowledges and agrees that:

(i)	the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the Trigger PLUS, (B) the purchaser or holder’s investment in the Trigger PLUS, or (C) the exercise of or failure to exercise any rights we have under or with respect to the Trigger PLUS;

(ii)	we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the Trigger PLUS and (B) all hedging transactions in connection with our obligations under the Trigger PLUS;

(iii)	any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)	our interests are adverse to the interests of the purchaser or holder; and

(v)	neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the Trigger PLUS has exclusive responsibility for ensuring that its purchase, holding and disposition of the Trigger PLUS do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any Trigger PLUS to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Trigger PLUS if the account, plan or annuity is for the benefit of an employee of Morgan Stanley or Morgan Stanley Wealth Management or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the Trigger PLUS by the account, plan or annuity.

Additional considerations:
Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the Trigger PLUS, either directly or indirectly.

Supplemental information concerning plan of distribution; conflicts of interest:
The agent may distribute the Trigger PLUS through Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”), as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG.  Morgan Stanley Wealth Management, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley.  Selected dealers, which may include our affiliates, and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $15 for each Trigger PLUS they sell.

MS & Co. is our wholly-owned subsidiary and it and other subsidiaries of ours expect to make a profit by selling, structuring and, when applicable, hedging the Trigger PLUS.  When MS & Co. prices this offering of PLUS, it will determine the economic terms of the Trigger PLUS such that for each Trigger PLUS the estimated value on the pricing date will be no lower than the minimum level described in “Investment Summary” on page 3.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA

May 2014	Page 25

Morgan Stanley

Trigger PLUS Based on the Performance of a Basket of Seven Commodities due December    , 2014
Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

member firm’s distribution of the securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.  See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying prospectus supplement for Commodity PLUS.

Contact:
Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

Where you can find more information:
Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by the prospectus supplement for PLUS) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement, the prospectus supplement for PLUS and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering.  You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov.  Alternatively, Morgan Stanley, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the prospectus supplement for PLUS if you so request by calling toll-free 800-584-6837.
You may access these documents on the SEC web site at.www.sec.gov as follows:

Prospectus Supplement for PLUS dated August 17, 2012
Prospectus dated November 21, 2011

Terms used in this document are defined in the prospectus supplement for PLUS or in the prospectus.  As used in this document, the “Company,” “we,” “us” and “our” refer to Morgan Stanley.

“Performance Leveraged Upside SecuritiesSM” and “PLUSSM” are our service marks.

Syndicate Information
Issue price	Selling concession	Principal amount of Trigger PLUS for any single investor
$1,000.00	$15.00	<$1MM
$997.50	$12.50	≥$1MM and <$3MM
$996.25	$11.25	≥$3MM and <$5MM
$995.00	$10.00	≥$5MM

The agent may reclaim selling concessions allowed to dealers in connection with the offering, if, within 30 days of the offering, the agent repurchases the Trigger PLUS distributed by such dealers.

May 2014	Page 26